Exhibit 10.63

April 3, 2006

Mr. Alexander H. Good

Mobile Satellite Ventures

10802 Parkridge Boulevard

Reston, VA 22091

Dear Alex,

This letter (“Letter”) will confirm the agreement MSV has reached with you to modify and amend certain terms of your continuing employment as Chief Executive Officer of Mobile Satellite Ventures, LP (“MSV” or “the Company”), as reflected in: 1) the Agreement dated as of February 29, 2004 relating to Change of Control (“Change of Control Agreement”); and 2) the Letter dated February 26, 2004 relating to your Employment (“Employment Letter”). The terms of this Agreement has been confirmed by the Compensation Committee and ratified by the Board of Directors.

Specifically, MSV agrees with you as follows:

1.	Change of Control Agreement. Your Change of Control Agreement shall be modified as follows:

a. Section 3.3 (“Continued Benefits”) shall be amended to define the “Benefits Period” during which “Welfare Benefits” shall be paid as the 18-month period following the Date of Termination. The Company agrees with Executive, to the extent permitted by law and applicable plan rules, that the Company will maintain the Executive’s coverage in the Company’s then- existing plans as a covered employee and, if not so permitted, the Company will provide such coverage by reimbursement of COBRA payments, or reimburse or provide for similar Welfare Benefits coverage to the extent permitted by law and available.

b. Section 8.2 (“Average Bonus”) will be amended and restated to read: “8.2 Average Bonus” shall equal Executive’s bonus target of 75% or 100%, as then applicable.”

c. Section 8.12 (h) (“Good Reason”) will be amended and restated to read: “(h) the Executive shall have the right in his sole discretion to terminate his employment through February 9, 2007.”

2.	Employment Letter. Your compensation will be increased as follows:

a. Bonus Potential. Your discretionary bonus target will be increased from 50% to 75% of your annualized salary. Upon the closing of a strategic transaction by the Company, in which one or more strategic investors invest in excess of $500 million (a “Strategic Transaction”) in the Company, your discretionary bonus target will be increased to 100% of your annualized salary.

10802 PARKRIDGE BOULEVARD

RESTON, VIRGINIA 20191-5416

Mr. Alexander H. Good

April 3, 2006

Page Two

a. Special Bonus. You will receive a special bonus payment in the amount of $267,800 upon the occurrence of the earlier of: a) TerreStar stock options (or the stock options or other security into which they are exchanged) becoming stock options or other security of a public company which are exercisable or otherwise freely marketable in the public markets, or which become liquid through another transaction or exchange (e.g., payment of cash) during your employment with MSV; and b) your termination by the Company other than for Cause (as defined in your Change of Control Agreement).

b. Salary Upon Public Company Status. Your base salary will be increased to at least $500,000 at such time as the Company becomes a public company.

3.	Reservation of Rights. In accordance with your Employment Letter, and my letter to you dated August 22, 2005, this Letter will confirm our continued agreement that you have reserved all rights with respect to the fulfillment of the provision in your Employment Letter with regard to your assumption of the duties of Chairman of MSV, in addition to your role as President and CEO. Further, this Letter will confirm that it is the Board’s continued intent that you will be named Chairman on or before the Company becomes public.

Other than as expressly amended by this Letter, all other terms of your employment with MSV, including the Change of Control Agreement and the Employment Letter, remain in full force and effect.

If the above reflects your understanding of what has been agreed to by way of changes in your employment arrangements with MSV, please indicate your agreement in the space provided below for that purpose.

Sincerely,

/s/ Gary M. Parsons Gary M. Parsons
Chairman of the Board
MSVLP

Agreed to and Accepted

/s/ Alexander H. Good Alexander H. Good